Exhibit 99.1

Immediate Release
RAVEN INDUSTRIES ANNOUNCES APPOINTMENT OF TWO NEW DIRECTORS
JAN HOLLOWAY AND LOIS MARTIN APPOINTED TO BOARD OF DIRECTORS
SIOUX FALLS, S.D., July 12, 2018 - Raven Industries (NASDAQ:RAVN) announced today that Janet Holloway and Lois Martin have been appointed to the Company’s Board of Directors.
Ms. Holloway is former senior vice president and chief of staff for Monsanto Company, which delivers a broad range of solutions to farmers to help nourish our growing world. She joined Monsanto in 1984 and held a variety of positions throughout her tenure, including chief information officer and responsibility for global community relations and human resources. Ms. Holloway is an accomplished corporate and community leader. She serves on the board of directors of Cortex Innovation Community, Washington University School of Engineering and other non-profit boards in the St. Louis area.
Ms. Martin currently serves as Chief Financial Officer (CFO) for M.A. Mortenson Company, a diversified global development, construction, and real estate company. Ms. Martin is responsible for Mortenson’s global finance, accounting, treasury, planning and information technology functions, and she serves on the company’s investment, risk management, properties, compliance and development committees. She is an experienced leader, public company director, and financial expert who has served across multiple industries. Prior to joining Mortenson in 2017, she was the CFO of Ceridian Corporation and previously held CFO roles at Capella Education Company and Deluxe Corporation. She currently serves on the board of directors of Donnelley Financial Services (NYSE: DFIN), Stratacor/Delta Dental of Minnesota, and Augustana University in Sioux Falls, S.D.
“I am pleased to welcome Jan and Lois to our Board of Directors,” said Marc LeBaron, Chairman of the Raven Board of Directors. “They are accomplished business leaders who will bring diverse perspectives and insight to the Board. Jan and Lois’ respective backgrounds in agriculture and finance, along with their strategic business and public governance experience, make them a strong fit for the Raven board.”
Ms. Holloway will serve on the Governance and Personnel and Compensation Committees. Ms. Martin will serve on the Governance and Audit Committees. These appointments increase the size of the Board from seven to nine directors.
About Raven Industries, Inc.
Raven Industries (NASDAQ: RAVN) is dedicated to providing innovative, high-value products and solutions that solve great challenges throughout the world. Raven is a leader in precision agriculture, high-performance specialty films, and lighter-than-air technologies. Since 1956, Raven has designed, produced, and delivered exceptional solutions, earning the company a reputation for innovation, product quality, high performance, and unmatched service. For more information, visit http://ravenind.com.
Contact Information

Margaret Carmody, Director of Communications	605-336-2750
Raven Industries, Inc.

Bo Larsen, Director of Investor Relations	605-336-2750
Raven Industries, Inc.